Exhibit 99.1

February 18, 2004
         John Lowber, (907) 868-5628; jlowber@gci.com
         Bruce Broquet, (907) 868-6660; bbroquet@gci.com
         David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


                       GCI REPORTS 2003 FINANCIAL RESULTS

- GCI closes $250 million bond issue to refinance existing $180 million
- Net income of $15.5 million or $0.24 per diluted share
- Consolidated revenues of $390.8 million
- EBITDA of $126.9 million, as adjusted


         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported its 2003 results with net income of $15.5 million, or earnings per diluted share of $0.24. The company's 2003 net income compares to income of $6.7 million, or earnings per diluted share of $0.08, in 2002. GCI recorded net income of $3.7 million or $0.06 per diluted share in the fourth quarter of 2003 that compares to net income of $0.5 million or $0.00 per share on a diluted basis for the fourth quarter of 2002. Net income for 2003 included a recovery of bad debt from the 2002 WorldCom accounts receivable write-off as well as a write-off related to the shut down of a first generation fiber to the lower 48 that occurred shortly after the 2003 year-end.

         GCI's revenues for 2003 increased to $390.8 million, an increase of 6.3 percent over 2002 revenues of $367.8 million. For the fourth quarter of 2003, revenues totaled $103.8 million as compared to $92.3 million in the fourth quarter of 2002, an increase of 12.5 percent. Sequentially, revenues increased
5.6 percent over third quarter 2003 revenues of $98.3 million.

         Earnings before interest, taxes, depreciation, amortization and accretion (EBITDA) for 2003 totaled $126.9 million, as adjusted, to exclude a $5.4 million impairment charge related to the shut down of a first generation fiber to the lower 48. EBITDA for 2002 totaled $102.1 million. Excluding a total of $2.8 million of WorldCom bad debt recoveries in 2003 and the $11.0 million bad debt reserve charge originally recorded in 2002, EBITDA for 2003 increased $11.0 million or 9.7 percent over 2002.

         Fourth quarter 2003 EBITDA totaled $36.5 million, as adjusted, to exclude the $5.4 million impairment charge and compares to $28.1 million reported for the fourth quarter of 2002. Excluding the WorldCom bad debt recovery recorded in the fourth quarter, EBITDA increased $6.2 million or 22.1 percent over the fourth quarter of 2002. Sequentially, fourth quarter 2003 EBITDA of $36.5 million increased 14.1 percent or $4.2 million over the third quarter 2003 EBITDA of $30.7 million, after excluding the WorldCom bad debt recoveries of $2.2 million and $0.6 million in the fourth and third quarters of 2003, respectively.

         "We are pleased to report our seventh consecutive year of record high revenues and EBITDA," said Ron Duncan, GCI president. "The capital markets improved steadily throughout the year, large scale bankruptcies were few and the telecom and cable stock indices recovered some of their losses from previous years. We took advantage of these improving markets to cut the interest rate in half on our senior bank facility and refinanced our $180 million, 9.75 percent coupon, senior notes with a new issue at a 7.25 percent coupon. Collectively, this will lower our annual cash interest costs by $8 million. Our ability to create free cash flows and invest it in ways that maximize shareholder value has never been greater."

         "We performed solidly in a year when much of the rest of the telecom industry remained weak and we are well positioned going into 2004. We anticipate revenues of $410 million to $420 million and EBITDA of $137 million to $142 million, including the expected recovery of the remaining $8.0 million WorldCom bad debt reserve charge from 2002. For the first quarter of 2004 we expect revenues of $100 million to $102 million and EBITDA of approximately $29 to $30 million, before any WorldCom recoveries."

Customer Highlights:
      - The local services business added 10,100 access lines during 2003 and at year-end had more than 106,100 total access lines in service representing a 22 percent share of the total access line market in Alaska. The company added approximately 2,700 access lines in the fourth quarter of 2003.

      - GCI's had 95,700 statewide Internet customers at the end of 2003, an increase of 6,200 subscribers as compared with 89,500 users at the end of 2002. More than 46,000 of these Internet customers are using GCI cable modem access, an increase of 9,800 over the 36,200 at year-end 2002. The company added 1,800 Internet subscribers and 3,200 new cable modem users during the fourth quarter of 2003.

      - GCI cable television services now pass 202,191 homes and serve 134,350 basic subscribers at the end of 2003. Basic subscribers decreased 1.3 percent from the fourth quarter of 2002 and decreased sequentially by
         0.7 percent from the third quarter of 2003.

      - Digital special interest subscribers at the end of 2003 total 34,900, an increase of 4,400 subscribers for the year. GCI added 100 new digital special interest subscribers during the fourth quarter of 2003.

      - Long-distance billable minutes increased 2.7 percent to 1.159 billion minutes for the year 2003 as compared to 2002. Minutes for the fourth quarter of 2003 increased 15.5 percent year-over-year and decreased 3.1 percent sequentially from the third quarter of 2003 due to seasonality.

Long Distance Results
         Long distance and related revenues for 2003 were up 1.9 percent to $236.0 million as compared to $231.5 million for the prior year. For 2003, long distance EBITDA totaled $81.7 million as adjusted to exclude the $5.4 million impairment charge, as compared to $65.6 million in 2002, an increase of 24.5 percent. The increases in year-over-year revenue are primarily attributable to an increase in managed services, broadband, private line and dedicated data services revenues. EBITDA growth for 2003 is primarily attributable to increased revenues, reduced access charges and the WorldCom bad debt reserve charge of $11.0 million in 2002 and subsequent recoveries totaling $2.8 million in 2003.

         For the fourth quarter of 2003, long distance revenues totaled $61.4 million as compared to revenues of $56.2 million in the fourth quarter of 2002 and $60.2 million in the third quarter of 2003. Long distance revenues increased
9.3 percent year-over-year and 2.0 percent sequentially. Increases in managed services, private line and dedicated data services revenues mitigated per minute rate reductions on a year-over-year basis. The fourth quarter revenue increases offset normal sequential seasonal revenue decreases from carrying fewer minutes on the company's network. Long distance EBITDA, as adjusted, increased 28.9 percent for the fourth quarter of 2003 to $23.2 million as compared to $18.0 million in the fourth quarter of the prior year and increased $2.7 million from $20.5 million in the third quarter of 2003. Excluding the WorldCom bad debt recoveries of $2.2 million in the fourth quarter and $0.6 million in the third quarter of 2003, EBITDA, as adjusted, would have increased on a year-over-year and sequential basis, 16.7 percent and 5.8 percent, respectively.

         Total minutes-of-use in the fourth quarter of 2003 were up 15.5 percent as compared to the fourth quarter of 2002 and decreased 3.1 percent from the third quarter of 2003. The sequential decrease in minutes was due to normal seasonal patterns.

         The total number of billed long distance customers at the end of 2003 decreased to 85,600 from 88,200 at the end of 2002, was down slightly, 0.7 percent, from September 2003. The decrease in long distance customers is attributed primarily to substitution effects of cellular phones and prepaid cards.

Cable Television Results
         Cable television revenues for the year increased 8.2 percent to $96.0 million in 2003 from $88.7 million in 2002. EBITDA increased 7.6 percent to $42.3 million from $39.3 million in 2002. The increase in revenues and EBITDA for the year is due primarily to an increase in the average revenue per subscriber as a result of increased penetration of digital special interest television service and cable modem services. GCI cable television services pass 202,191 homes and serve 134,350 basic subscribers. Homes passed increased 2.7 percent and basic subscribers decreased 1.3 percent during 2003.

         Cable television revenues for the fourth quarter of 2003 increased 6.8 percent to $25.0 million as compared to $23.4 million in the fourth quarter of 2002, and increased 5.5 percent from the third quarter of 2003. EBITDA increased
5.8 percent to $11.0 million in the fourth quarter of 2003 as compared to $10.4 million in the fourth quarter of 2002, and increased 13.4 percent from $9.7 million in the third quarter of 2003. The increase in revenues and EBITDA year-over-year is due to the sales of higher margin products such as digital special interest cable television service and cable modem services.

          Gross margin for the fourth quarter as a percentage of revenues decreased by 93 basis points year-over-year and increased by 165 basis points sequentially. The growth rate in higher value products such as digital special interest cable television services and cable modems is helping to mitigate the effects of continuing increases in programming and copyright costs.

          As of December 31, 2003, the company's cable and entertainment operations passed 202,191 homes and served 134,350 basic subscribers (108,752 equivalent basic subscribers). Average revenue per equivalent basic subscriber increased 10.0 percent to $76.34 for the fourth quarter of 2003 as compared to $69.38 for the fourth quarter of 2002, and increased 6.4 percent on a sequential basis. The company experienced a loss of 950 subscribers to its systems during the fourth quarter of 2003. DBS competition grew both customers and market share in the fourth quarter; some of those customers came from GCI.

         The company offers digital special interest cable television service in Anchorage, Fairbanks, Juneau, Kenai, Soldotna, Ketchikan and the Mat-Su Valley area. GCI served 34,900 digital special interest subscribers at the end of the fourth quarter.

         GCI, along with the other largest publicly traded multiple system operators, signed a pledge to support and adhere to new voluntary reporting guidelines on common operating statistics to provide investors and others with a better understanding of the company's operations. The operating statistics below include capital expenditures and customer information from cable services and the components of local services and Internet services which offer services utilizing our cable services' facilities.

         GCI's capital expenditures by standard reporting category for the year ending December 31, 2003 and 2002 follow (amounts in thousands):

                                                        2003          2002
                                                     ----------    ----------
    Customer premise equipment ("CPE")              $  10,713        10,609
    Commercial                                            705           597
    Scalable infrastructure                             2,221         3,082
    Line extensions                                     1,270           866
    Upgrade/rebuild                                     3,800         4,567
    Support capital                                       503         5,413
                                                     ----------    ----------
                                                    $  19,212        25,134
                                                     ----------    ----------

         The standard definition of a customer relationship is the number of customers who receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. These relationships do not include local telephone customers except those served by the cable television plant. At December 31, 2003 and 2002, GCI's cable business had 121,900 and 124,400 customer relationships, respectively.

         The standard definition of a revenue-generating unit is the sum of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets. At December 31, 2003 and 2002, GCI's cable business had 180,400 and 172,200 revenue generating units, respectively. The increase in the revenue generating units of 2,200 and 4,600 from September 30, 2003 and 2002, respectively, is due primarily to an increase in the number of cable modem customers partially offset by the seasonal decline in hotels that only subscribe to cable television services for the summer tourist season. Each hotel room is considered a revenue-generating unit.

Local Telephone Results
         Local telephone service revenues for the year increased 21.5 percent to $39.0 million as compared to $32.1 million in 2002. Local services generated a $2.5 million EBITDA loss for 2003, compared to a loss of $4.7 million in 2002. The $2.2 million improvement in EBITDA year-over-year is primarily related to increasing market share. If the local telephone business received credit for access cost savings on calls placed by GCI long distance customers who are also GCI local customers, the local telephone business would have reported positive EBITDA of $4.4 million for 2003.

         Local telephone service revenues totaled $11.8 million in the fourth quarter of 2003 as compared to $8.6 million in the prior year. Revenues increased $2.3 million or 24.2 percent from the third quarter of 2003. Local services generated EBITDA of $0.7 million during the fourth quarter of 2003 as compared to the prior year fourth quarter EBITDA loss of $1.1 million and as compared to the third quarter's EBITDA loss of $0.9 million. The increase in fourth quarter EBITDA of $0.7 million was due primarily to an increase in the amount of Universal Service Fund revenues that were earned during 2003.

          GCI has more than 106,100 access lines in service at the end of 2003, an increase of 10,100 access lines or 10.5 percent over the year 2002. GCI added approximately 2,700 local access lines in the fourth quarter, an increase of 2.6 percent over the third quarter of 2003. The company estimates it has attained a 22 percent local service market share in Alaska. Approximately 86 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

Internet Access Results
         As of December 31, 2003, GCI had 95,700 statewide Internet customers, an increase of 6,200 customers over the year 2002. GCI's total statewide Internet customers at the end of 2003 included more than 46,000 subscribers using cable modem access, an increase of 9,800 customers as compared 36,200 cable modem customers at the end of 2002.

         Internet access revenues for 2003 totaled $19.8 million, an increase of
26.9 percent over 2002 revenues of $15.6 million. Internet EBITDA for the year totaled $5.4 million, an improvement of $3.5 million as compared to $1.9 million for 2002. The revenue and EBITDA increases results from more customers served, the migration of existing customers from dial-up to cable modem access and customers adding more features and services, increasing economies of scale, and effective operating cost controls.

         Internet access revenues increased 31.0 percent to $5.5 million in the fourth quarter of 2003 as compared to $4.2 million for the fourth quarter of 2002. Internet access revenues increased 12.2 percent from $4.9 million in the third quarter of 2003. The sequential increase is due to an increase in the number of new Internet subscribers and subscribers adding additional features and services including cable modem service. Fourth quarter 2003 EBITDA of $1.6 million is an improvement of $0.8 million as compared to EBITDA of $0.8 million in the fourth quarter of 2002 and, is an improvement of $0.3 million over the third quarter of 2003.

         GCI added 1,800 new Internet subscribers and 3,200 cable modem customers in the fourth quarter of 2003, of which 700 are new LiteSpeed customers.

         GCI began offering Internet access services during 1998 and its dial-up Internet service is offered in most major Alaska markets. GCI is the largest Internet access provider in Alaska.

Other Items
          During 2003, GCI core capital expenditures totaled $46.0 million, as compared to $66.1 million in 2002. GCI recorded $16.5 million in capital expenditures related to the new undersea fiber during 2003. GCI generated approximately $30.3 million of free cash flow for the year before repayment of $12.7 million of senior bank facility loan principal and senior bank facility refinancing fees of $3.5 million.

         GCI will hold a conference call to discuss 2003 results, including the fourth quarter, on Thursday, February 19, 2004 beginning at 2p.m. (Eastern). To access the briefing on February 19, call the WorldCom conference operator between 1:50 p.m. and 2 p.m. (Eastern) at 800-475-0212. (International callers should dial 630-395-0018) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. The call will be archived online for two weeks. A replay of the call will be available at 4 p.m. (Eastern) for 72-hours by dialing 888-562-2900, access code 7461 (International callers should dial 402-530-7609.)

         GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.



                                      # # #

Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)
                                                                           Three Months Ended
                                                     December 31, 2003      December 31, 2002       September 30, 2003
                                                    --------------------    -------------------    ---------------------
   EBITDA, as adjusted (Note 1)                    $        36.5                   28.1                    30.7
   Impairment charge                                         5.4                    ---                     ---
                                                    --------------------    -------------------    ---------------------
   EBITDA (Note 2)                                          31.1                   28.1                    30.7
   Depreciation, amortization and accretion
    expense                                                 14.0                   14.6                    13.1
                                                    --------------------    -------------------    ---------------------
         Operating income                                   17.1                   13.5                    17.6
                                                    --------------------    -------------------    ---------------------
   Other income (expense):
       Interest expense                                     (7.6)                  (9.0)                   (8.9)
       Deferred loan and senior  notes fee
         expense                                            (5.4)                  (3.2)                   (0.6)
       Interest income                                       0.1                    0.2                     0.2
                                                    --------------------    -------------------    ---------------------
         Other expense, net                                (12.9)                 (12.0)                   (9.3)
                                                    --------------------    -------------------    ---------------------
         Net income before income taxes                      4.2                    1.5                     8.3

   Income tax expense                                        0.5                    1.0                     3.8
                                                    --------------------    -------------------    ---------------------
           Net income                              $         3.7                    0.5                     4.5
                                                    ====================    ===================    =====================

                                                                    Year Ended
                                                    December 31, 2003       December 31, 2002
                                                   ---------------------    -------------------
   EBITDA, as adjusted (Note 1)                   $        126.9                  102.1
   Impairment charge                                         5.4                    ---
                                                   ---------------------    -------------------
   EBITDA (Note 2)                                         121.5                  102.1
   Depreciation, amortization and accretion
    expense                                                 53.4                   56.4
                                                   ---------------------    -------------------
         Operating income                                   68.1                   45.7
                                                   ---------------------    -------------------
   Other income (expense):
       Interest expense                                    (34.8)                 (29.3)
       Deferred loan and senior notes fee
         expense                                            (7.7)                  (4.6)
       Interest income                                       0.5                    0.5
                                                   ---------------------    -------------------
         Other expense, net                                (42.0)                 (33.4)
                                                   ---------------------    -------------------
         Net income before income taxes and
           cumulative effect of a change in
           accounting principle                             26.1                   12.3

   Income tax expense                                       10.1                    5.6
                                                   ---------------------    -------------------
         Net income before cumulative effect
           of a change in accounting principle              16.0                    6.7

   Cumulative effect of a change in accounting
    principle, net of income tax benefit of
    $0.4                                                    (0.5)                   ---
                                                   ---------------------    -------------------
           Net income                             $         15.5                    6.7
                                                   =====================    ===================

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting impairment charge.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Net Other Expense, Taxes, and Depreciation, Amortization and Accretion. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

                                               GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEETS
                                                                                              (Unaudited)
(Amounts in thousands)                                                                                December 31,
                                          ASSETS                                                  2003            2002
-----------------------------------------------------------------------------------------    ------------- ----------------
Current assets:
   Cash and cash equivalents                                                                $    10,435          11,940
                                                                                             --------------- --------------

   Receivables:
     Trade                                                                                       67,186          63,111
     Employee                                                                                       284             391
     Other                                                                                        2,765           3,093
                                                                                             --------------- --------------
                                                                                                 70,235          66,595
   Less allowance for doubtful receivables                                                        1,954          14,010
                                                                                             --------------- --------------
       Net receivables                                                                           68,281          52,585
                                                                                             --------------- --------------

   Prepaid and other current assets                                                              12,159           9,171
   Deferred income taxes, net                                                                     7,195           8,509
   Notes receivable from related parties                                                          2,723             697
   Property held for sale                                                                         2,173           1,037
   Inventories                                                                                    1,513             400
                                                                                             --------------- --------------

       Total current assets                                                                     104,479          84,339
                                                                                             --------------- --------------

Property and equipment in service, at cost:
   Land and buildings                                                                             3,151           2,982
   Telephony distribution systems                                                               345,984         344,566
   Cable television distribution systems                                                        161,054         149,415
   Support equipment                                                                             46,219          39,807
   Transportation equipment                                                                       5,500           5,687
   Property and equipment under capital leases                                                   51,214          51,770
                                                                                             --------------- --------------
                                                                                                613,122         594,227
   Less accumulated depreciation                                                                244,083         212,833
                                                                                             --------------- --------------
     Net property and equipment in service                                                      369,039         381,394
   Construction in progress                                                                      33,618          16,958
                                                                                             --------------- --------------
       Net property and equipment                                                               402,657         398,352
                                                                                             --------------- --------------

Cable certificates, net of amortization of $26,775 and $26,884 at December 31, 2003
   and 2002                                                                                     191,241         191,132
Goodwill, net of amortization of $7,200 at December 31, 2003 and 2002                            41,972          41,972
Other intangible assets, net of amortization of $1,656 and $1,848 at December 31, 2003
   and 2002, respectively                                                                         3,895           2,689
Deferred loan and senior notes costs, net of amortization of $5,308 and $4,110 at
   December 31, 2003 and 2002, respectively                                                       5,757           9,961
Notes receivable from related parties                                                             3,443           5,142
Other assets, at cost, net of amortization of $64 and $24 at December 31, 2003 and 2002,
   respectively                                                                                   9,576           5,195
                                                                                             --------------- --------------
       Total other assets                                                                       255,884         256,091
                                                                                             --------------- --------------
       Total assets                                                                         $   763,020         738,782
                                                                                             =============== ==============

                                                                                                              (Continued)

                                               GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEETS
                                                             (Continued)

                                                                                               (Unaudited)
(Amounts in thousands)                                                                                 December 31,
                           LIABILITIES AND STOCKHOLDERS' EQUITY                                    2003           2002
------------------------------------------------------------------------------------------    -------------- --------------
Current liabilities:
   Current maturities of obligations under capital leases                                    $    5,139           1,857
   Accounts payable                                                                              34,133          33,605
   Deferred revenue                                                                              22,885          18,290
   Accrued payroll and payroll related obligations                                               17,545          11,821
   Accrued interest                                                                               8,645           7,938
   Accrued liabilities                                                                            6,546           5,763
   Subscriber deposits                                                                              651             889
                                                                                              -------------- --------------
     Total current liabilities                                                                   95,544          80,163

Long-term debt                                                                                  345,000         357,700
Obligations under capital leases, excluding current maturities                                   38,959          44,072
Obligation under capital lease due to related party, excluding current maturities                   677             703
Deferred income taxes, net of deferred income tax benefit                                        24,168          16,061
Other liabilities                                                                                 6,366           4,956
                                                                                              -------------- --------------
     Total liabilities                                                                          510,714         503,655
                                                                                              -------------- --------------

Redeemable preferred stocks                                                                      25,664          26,907
                                                                                              -------------- --------------
Stockholders' equity:
   Common stock (no par):
     Class A.  Authorized 100,000 shares; issued 52,589 and 51,795 shares at December
       31, 2003 and 2002, respectively                                                          202,362         199,903

     Class B. Authorized 10,000 shares; issued 3,868 and 3,875 shares at
       December 31, 2003 and 2002, respectively; convertible on a
       share-per-share basis into Class Acommon stock                                             3,269           3,274

     Less cost of 338 and 317 Class A common shares held in treasury at December 31,
       2003 and 2002, respectively                                                               (1,917)         (1,836)

  Paid-in capital                                                                                12,836          11,222
  Notes receivable with related parties issued upon stock option exercise                        (4,971)         (5,650)
  Retained earnings                                                                              15,371           1,847
  Accumulated other comprehensive loss                                                             (308)           (540)
                                                                                              -------------- --------------

     Total stockholders' equity                                                                 226,642         208,220
                                                                                              -------------- --------------
     Commitments and contingencies
     Total liabilities and stockholders' equity                                              $  763,020         738,782
                                                                                              ============== ==============

                                                   GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  Years ended December 31, 2003, 2002 and 2001
                                                                          (Unaudited)
                                                                              2003              2002             2001
                                                                         -------------     ------------     -------------
                                                                         (Amounts in thousands, except per share amounts)

Revenues                                                                $    390,797          367,842          357,258

Cost of sales and services                                                   125,383          123,564          139,793
Selling, general and administrative expenses                                 138,693          129,029          116,536
Bad debt expense (recovery)                                                     (178)          13,124            4,279
Impairment charge                                                              5,434              ---              ---
Depreciation, amortization and accretion expense                              53,388           56,400           55,675
                                                                         -------------     ------------     -------------
  Operating income                                                            68,077           45,725           40,975
                                                                         -------------     ------------     -------------
Other income (expense):
  Interest expense                                                           (34,745)         (29,316)         (31,208)
  Amortization of loan and senior notes fees                                  (7,732)          (4,612)          (1,402)
  Interest income                                                                560              525              294
                                                                         -------------     ------------     -------------
     Other expense, net                                                      (41,917)         (33,403)         (32,316)
                                                                         -------------     ------------     -------------
   Net income before income taxes and cumulative effect of a
      change in accounting principle                                          26,160           12,322            8,659

Income tax expense                                                            10,074            5,659            4,070
                                                                         -------------     ------------     -------------
      Net income before cumulative effect of a change in
         accounting principle                                                 16,086            6,663            4,589

Cumulative effect of a change in accounting principle, net of
  income tax benefit of $367                                                    (544)             ---              ---
                                                                         -------------     ------------     -------------

         Net income                                                     $     15,542           6,663             4,589
                                                                         =============     ============     =============

Basic and diluted net income per common share:
  Net income before cumulative effect of a change in accounting
     principle                                                          $       0.25             0.08             0.05
  Cumulative effect of a change in accounting principle, net of
     income tax benefit of $367                                                (0.01)             ---              ---
                                                                         -------------     ------------     -------------
       Net income                                                       $       0.24             0.08             0.05
                                                                         =============     ============     =============

Traditional Summary                                                               Year Ended December 31, 2003
(Unaudited)                                                    Long                       Local
                                                             Distance         Cable      Services        Internet       Combined
                                                           -------------------------------------------------------------------------
Revenues                                                  $  235,953         96,004       38,998          19,842         390,797

Cost of sales                                                 69,771         25,988       23,761           5,863         125,383
                                                           -------------------------------------------------------------------------

   Contribution                                              166,182         70,016       15,237          13,979         265,414
                                                           -------------------------------------------------------------------------
Selling, general and
  administrative expenses                                     85,285         27,101       17,718           8,589         138,693
Bad debt expense                                                (829)           651            -               -            (178)
                                                           -------------------------------------------------------------------------
  EBITDA, as adjusted                                         81,726         42,264       (2,481)          5,390         126,899

Impairment charge                                              5,434              -            -               -           5,434
                                                           -------------------------------------------------------------------------
  EBITDA                                                      76,292         42,264       (2,481)          5,390         121,465

Depreciation, amortization and
  accretion expense                                           28,831         17,296        3,553           3,708          53,388
                                                           -------------------------------------------------------------------------

   Operating income (loss)                                $   47,461         24,968       (6,034)          1,682          68,077
                                                           =========================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                                                Year Ended December 31, 2003
                                                               Voice          Data        Video          Combined
                                                           --------------------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
  Long Distance                                           $   81,726                                      81,726
  Cable                                                                                   42,264          42,264
  Local Services                                              (2,481)                                     (2,481)
  Internet                                                                    5,390                        5,390
                                                           --------------------------------------------------------------
                                                              79,245          5,390       42,264         126,899

EBITDA, as Adjusted, Reallocations:
  Long Distance                                              (37,045)        37,045                            -
  Cable                                                                       9,636       (9,636)              -
  Local Services                                                (109)           109                            -
                                                           --------------------------------------------------------------
   Integrated Summary EBITDA, as Adjusted                 $   42,091         52,180       32,628         126,899
                                                           ==============================================================

Traditional Summary                                             Year Ended December 31, 2002
(Unaudited)                                 Long                        Local
                                          Distance        Cable       Services         Internet      Combined
                                         ---------------------------------------------------------------------------
Revenues                                $ 231,499        88,688        32,071           15,584        367,842

Cost of sales                              74,918        23,649        20,205            4,792        123,564
                                         ---------------------------------------------------------------------------

   Contribution                           156,581        65,039        11,866           10,792        244,278
                                         ---------------------------------------------------------------------------
Selling, general and
  administrative expenses                  78,309        25,264        16,601            8,855        129,029
Bad debt expense                           12,696           428             -                -         13,124
                                         ---------------------------------------------------------------------------
  EBITDA                                   65,576        39,347        (4,735)           1,937        102,125

Depreciation, amortization
  and accretion expense                    33,528        15,882         3,466            3,524         56,400
                                         ---------------------------------------------------------------------------

   Operating income (loss)              $  32,048        23,465        (8,201)          (1,587)        45,725
                                         ===========================================================================

Integrated Summary EBITDA
(Unaudited)                                            Year Ended December 31, 2002
                                            Voice         Data         Video          Combined
                                         -------------------------------------------------------------
Traditional Summary EBITDA:
  Long Distance                         $  65,576                                       65,576
  Cable                                                                39,347           39,347
  Local Services                           (4,735)                                      (4,735)
  Internet                                                1,937                          1,937
                                         -------------------------------------------------------------
                                           60,841         1,937        39,347          102,125

EBITDA Reallocations:
  Long Distance                           (31,985)       31,985                              -
  Cable                                                   6,883        (6,883)               -
  Local Services                             (163)          163                              -
                                         -------------------------------------------------------------
   Integrated Summary EBITDA            $  28,693        40,968        32,464          102,125
                                         =============================================================

Traditional Summary                                                           Three Months Ended December 31, 2003
(Unaudited)                                                    Long                        Local
                                                             Distance         Cable       Services        Internet      Combined
                                                           -------------------------------------------------------------------------
Revenues                                                  $   61,432         24,995       11,787           5,540         103,754

Cost of sales                                                 18,799          6,553        6,316           1,526          33,194
                                                           -------------------------------------------------------------------------

   Contribution                                               42,633         18,442        5,471           4,014          70,560
                                                           -------------------------------------------------------------------------

Selling, general and
  administrative expenses                                     21,645          7,315        4,816           2,368          36,144
Bad debt expense (recovery)                                   (2,226)           116            -               -          (2,110)
                                                           -------------------------------------------------------------------------
  EBITDA, as adjusted                                         23,214         11,011          655           1,646          36,526

Impairment charge                                              5,434              -            -               -           5,434
                                                           -------------------------------------------------------------------------

  EBITDA                                                      17,780         11,011          655           1,646          31,092

Depreciation, amortization and
  accretion expense                                            8,045          3,855          941           1,179          14,020
                                                           -------------------------------------------------------------------------

   Operating income (loss)                                $    9,735          7,156         (286)            467          17,072
                                                           =========================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                                            Three Months Ended December 31, 2003
                                                              Voice           Data         Video         Combined
                                                           -------------------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
  Long Distance                                           $   23,214                                      23,214
  Cable                                                                                   11,011          11,011
  Local Services                                                 655                                         655
  Internet                                                                    1,646                        1,646
                                                           -------------------------------------------------------------
                                                              23,869          1,646       11,011          36,526

EBITDA, as Adjusted, Reallocations:
  Long Distance                                              (11,448)        11,448                            -
  Cable                                                                       2,469       (2,469)              -
  Local Services                                                 (26)            26                            -
                                                           -------------------------------------------------------------
   Integrated Summary EBITDA, as Adjusted                 $    12,395         15,589        8,542         36,526
                                                           =============================================================

Traditional Summary                                         Three Months Ended December 31, 2002
(Unaudited)                                  Long                       Local
                                           Distance       Cable       Services         Internet       Combined
                                         ---------------------------------------------------------------------------
Revenues                                $  56,243        23,366         8,561            4,172         92,342

Cost of sales                              18,721         5,909         5,241            1,220         31,091
                                         ---------------------------------------------------------------------------

    Contribution                           37,522        17,457         3,320            2,952         61,251
                                         ---------------------------------------------------------------------------

Selling, general and
  administrative expenses                  19,337         7,001         4,442            2,154         32,934
Bad debt expense                              156            94             -                -            250
                                         ---------------------------------------------------------------------------

  EBITDA                                   18,029        10,362        (1,122)             798         28,067

Depreciation, amortization
  and accretion expense                     8,991         3,826           919              857         14,593
                                         ---------------------------------------------------------------------------

    Operating income (loss)             $   9,038         6,536        (2,041)             (59)        13,474
                                         ===========================================================================

Integrated Summary EBITDA
(Unaudited)                                        Three Months Ended December 31, 2002
                                            Voice          Data        Video           Combined
                                         ------------------------------------------------------------
Traditional Summary EBITDA:
  Long Distance                         $  18,029                                       18,029
  Cable                                                                10,362           10,362
  Local Services                           (1,122)                                      (1,122)
  Internet                                                  798                            798
                                         ------------------------------------------------------------
                                           16,907           798        10,362           28,067

EBITDA Reallocations:
  Long Distance                            (8,464)        8,464                              -
  Cable                                                   1,953        (1,953)               -
  Local Services                              (51)           51                              -
                                         ------------------------------------------------------------
    Integrated Summary EBITDA           $   8,392        11,266         8,409           28,067
                                         ============================================================

Traditional Summary                                        Three Months Ended September 30, 2003
(Unaudited)                                 Long                        Local
                                          Distance       Cable        Services         Internet       Combined
                                         ---------------------------------------------------------------------------
Revenues                                $  60,166        23,699         9,540            4,922         98,327

Cost of sales                              17,822         6,604         5,933            1,511         31,870
                                         ---------------------------------------------------------------------------

    Contribution                           42,344        17,095         3,607            3,411         66,457
                                         ---------------------------------------------------------------------------

Selling, general and
  administrative expenses                  21,485         7,222         4,470            2,085         35,262
Bad debt expense                              365           168             -                -            533
                                         ---------------------------------------------------------------------------

  EBITDA                                   20,494         9,705          (863)           1,326         30,662

Depreciation, amortization
  and accretion expense                     6,983         4,379           876              829         13,067
                                         ---------------------------------------------------------------------------

    Operating income (loss)             $  13,511         5,326        (1,739)             497         17,595
                                         ===========================================================================

Integrated Summary EBITDA
(Unaudited)                                       Three Months Ended September 30, 2003
                                            Voice          Data         Video          Combined
                                         -------------------------------------------------------------
Traditional Summary EBITDA:
  Long Distance                         $  20,494                                       20,494
  Cable                                                                 9,705            9,705
  Local Services                             (863)                                        (863)
  Internet                                                1,326                          1,326
                                         -------------------------------------------------------------
                                           19,631         1,326         9,705           30,662

EBITDA Reallocations:
  Long Distance                            (9,477)        9,477                              -
  Cable                                                   2,372        (2,372)               -
  Local Services                              (27)           27                              -
                                         -------------------------------------------------------------
    Integrated Summary EBITDA           $  10,127        13,202         7,333           30,662
                                         =============================================================